Exhibit 10.40
1101 Market Street, Chattanooga, Tennessee 37402

Board of Directors

November 10, 2026

Mr. Michael D. Skaggs

Dear Mike:

In recognition of your demonstrated leadership and continued excellent performance, I am pleased to provide this proposal that amends and extends the terms and conditions of your employment set forth in the original appointment letter approved by the Board on April 24, 2026 (“2026 Appointment Letter”). This amendment provides the terms under which you will serve in the position of Chief Executive Officer of the Tennessee Valley Authority (“TVA”). The terms of your compensation set forth here, if accepted by you, are subject to formal approval by the TVA Board of Directors and are not final until such approval. Effective as of the date of Board approval below, your position title shall be Chief Executive Officer.

Your 2026 Appointment Letter established a one-year term of employment beginning April 24, 2026, and ending on April 24, 2027 (“original term”). Upon approval by the Board, your employment will continue in accordance with the amended terms and conditions outlined in this letter and continue to April 24, 2028 (“second term”). At the end of the second term, you shall have the option, at your sole discretion, to extend your employment for one additional year term, ending on April 24, 2029 (“third term”).

TVA will continue to provide you an annual salary of $500,000 throughout each term of employment payable on a bi-weekly basis. You will also be entitled to receive additional compensation (“Additional Compensation”), payable as a lump sum within two months of the end of each term of employment in an amount up to $499,000, if you meet given objectives for such term, as determined by the Board in its reasonable discretion through a formal vote. In the event that the Board lacks a quorum when a term ends, a non-quorum Board may make the determination described in the last sentence as a matter of continuing TVA’s operations and implementing an action approved by the full Board. Any decision by the Board to deny Additional Compensation will be memorialized in writing with an objective explanation outlining the Board’s reasoning. Your 2026 Appointment Letter set forth the original objectives you must meet to receive the Additional Compensation for the original term, and the Board deems you to have met those objectives through the date of its approval of this letter. To be entitled to the Additional Compensation, you must satisfy the following conditions for the remainder of the original term and entirety of the second term and third term:

•Select a President to serve as a direct report to the Chief Executive Officer;

Mr. Michael D. Skaggs

November 10, 2026

•Provide strategic guidance and oversight in support of TVA’s long-term operational and financial excellence and new nuclear generation activities;
•Support the President in the development and execution of TVA strategies;
•Engage with external stakeholders to help support TVA’s mission; and
•With the Board, develop and execute a succession plan for the Chief Executive Officer role designed to sustain TVA’s strategic momentum and long-term effectiveness.

The Board may remove you for the reasons stated in the 2026 Appointment Letter during all terms of employment. The provisions in the 2026 Appointment Letter governing payment in the event the Board removes you for a reason other than Gross Misconduct, as defined in that letter, are expressly incorporated here by reference and shall remain in effect throughout the original, second, and third terms of employment, with each term entitling you to a separate right to Additional Compensation for that term in the amount of $499,000. For example, if you are removed for a reason other than Gross Misconduct during the second term, you will only be entitled to Additional Compensation in the amount of $499,000, applicable to that term.

In the event that you terminate your employment as Chief Executive Officer of TVA due to death or retirement, you (or your beneficiary) shall only be entitled to the sum of any salary earned to the time of your termination along with the full amount of the potential Additional Compensation for the applicable term, subject to the Board’s discretion and your execution of a general release of claims in a form prescribed by TVA. Such amount will be paid to you (or your beneficiary) within two months of your termination date.

Except as expressly modified by this amendment, all other terms and conditions of the 2026 Appointment Letter approved by the Board on April 24, 2026, shall remain unchanged and in full force and effect. In the event of any conflict between the 2026 Appointment Letter and this amendment, the terms of this amendment control.

Please indicate your acceptance of these amended terms by signing below.

Sincerely,

/s/ Mitch Graves

Mitch Graves
TVA Board Chair

/s/ Michael D. Skaggs 11/10/26
Michael D. Skaggs                    Acceptance Date

Date of Approval by TVA Board of Directors:     11/10/26